Exhibit 99.1

Nancy Altobello Elected to MarketAxess Board of Directors

NEW YORK, April 18, 2019 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced the election of Nancy Altobello, former Global Vice Chair – Talent at EY to its board of directors, effective April 16, 2019. Ms. Altobello was also appointed as a member of the Audit Committee.

Ms. Altobello brings more than three decades of global audit and talent management experience to the board. Most recently, she served as EY’s Global Vice Chair – Talent, where she led the company’s global talent function covering more than 250,000 people in over 150 countries. She was also a member of the EY Global Board and the Global Talent Executive Committee. Ms. Altobello joined EY in 1980, and held a variety of senior roles at the company including Global Client Service Partner, Managing Partner for the North America Assurance and Advisory Area Practices, and Americas Vice Chair of Talent. She is a board member and Treasurer for MENTOR: The National Mentoring Partnership and serves on Fairfield University’s Board of Trustees and as the Chair of its Finance and Audit Committee. Ms. Altobello also serves as a board member of MTS Systems Corporation and as a trustee of the Fidelity Charitable board of trustees.

In announcing the appointment, MarketAxess Chairman and CEO Rick M. McVey said: “Nancy’s extensive audit experience, along with her deep, global expertise in managing talent, diversity and corporate culture, will make her an invaluable resource as MarketAxess continues to grow. New opportunities to expand our global franchise in an evolving market environment continue to emerge and we are excited to welcome Nancy to the board as we work with the next generation of talent to address them.”

Ms. Altobello added: “I am thrilled to join the MarketAxess board. Over the course of my career, I have had the privilege of helping to engage a large and varied workforce while working on the many complicated issues faced by companies around the world. In recent years, MarketAxess has been a leader in bringing new, technology driven solutions to a vast global market, and I’m looking forward to being a part of this next phase of development.”

About MarketAxess

MarketAxess operates a leading, institutional electronic trading platform delivering expanded liquidity opportunities, improved execution quality and significant cost savings across global fixed-income markets. More than 1,500 firms – comprising the world’s leading asset managers and institutional broker-dealers – traded a record $1.7 trillion of U.S. investment-grade bonds, U.S. high yield bonds, emerging market debt, Eurobonds and other fixed income securities through MarketAxess’ patented trading technology in 2018. MarketAxess’ award-winning Open Trading™ marketplace is regarded as the preferred all-to-all trading solution in the global credit markets, creating a unique liquidity pool for the broad range of credit market participants. Drawing on its deep data and analytical resources, MarketAxess enables automated trading solutions and, through its Trax® division, provides a range of pre- and post-trade services and products.

MarketAxess is headquartered in New York and has offices in London, Amsterdam, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

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Investor Relations Contact:

Tony DeLise

MarketAxess Holdings Inc.

+1-212-813-6017

Media Relations Contacts:

Mary Sedarat

MarketAxess Holdings Inc.

+1-212-813-6226